EX-99.2 3 ex99-2.htm CONFERENCE CALL SCRIPT

Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's third quarter 2010 results and provide guidance for the fourth quarter and full year 2010, as well as our initial views of 2011.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan - Kenexa - Chief Executive Officer

Thanks Don. And thanks to all of you for joining us on the call.  We are pleased with company’s performance in the third quarter and continuation of the business momentum that we saw building in the first half of the year.  This ultimately contributed to third quarter revenue and profitability that were above our guidance.

We continue to expect the pace of economic recovery to be choppy over at least the next 12 to 18 months, but there are a number of reasons our longer-term confidence continues to grow.

-	Each area of our business contributed to the top-line over performance in the third quarter, from software to content, and including our RPO business.
-	Interest levels are high and our sales pipeline continues to expand across each of our major solutions.
-	We continue to win highly competitive engagements with the world’s largest organizations due to our unique business model and strong portfolio of technology solutions.
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Finally, we are executing against an aggressive product roadmap to introduce new and expanded functionality on an organic basis, and we just expanded our value proposition by becoming the industry’s leading provider of on-demand compensation management solutions with our acquisition of Salary.com

As Don will discuss in more detail in a moment, we are again increasing our revenue forecast for 2010 and we expect to continue growing in 2011 in spite of ongoing economic headwinds.  At the same time, we will continue to invest in sales and marketing, R&D and customer facing professionals based on Kenexa’s growing momentum and the attractive long-term opportunity that we believe Kenexa is well positioned to capitalize on.

Taking a look at our results for the quarter.  Total revenue was $50.8 million, which was above our guidance and represented a year-over-year increase of 26%.  From a profitability perspective, non-GAAP operating income came in at $4.2 million, which was also above our guidance.

Deferred revenue was again strong, ending the quarter at $58.7 million, which was up 33% on a year-over-year basis.  We also generated $6.6 million in cash from operations, bringing our year-to-date total to $22.6 million – which is more than double the company’s non-GAAP operating profitability over the same time frame.

From a macro perspective, we still do not believe the buying environment is back to pre-recessionary levels and we are mindful that economic data points continue to be choppy – including those related directly to employment.  For example, during September, non-farm payroll employment edged down 95,000 jobs and the unemployment rate showed no improvement, remaining at 9.6%. In addition, the Kenexa Employee Confidence Index showed a sequential decline from 98.4 in the second quarter to 97.5 in the third quarter.

We have consistently shared our belief that the economic recovery will not be straight up and to the right, but we do see a better environment today than we did a year ago – and this is supported by more projects getting funded and moving ahead.  There are several other data points that further support our view that the demand environment has improved, on the margin.

-	At our recent World Conference, attendance was at over 250% compared to last year’s event.
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Within the event itself, our demonstration  rooms where our technical sales professionals walk customers and prospects through the features, functionality and business benefits of our solutions.  Activity at these demo stations was up approximately 5 times compared to last year’s event.

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Finally, we have seen increased job activity hitting our talent acquisition system across our collective customer base.  By itself we do not view the increase as statistically significant, but it is encouraging, particularly when taken together with other data points that I just referenced.

While net new job creation remains relatively stagnant at best, we believe Kenexa’s suite of solutions and related value proposition can drive top-line growth if the hiring environment is at least stable.  Even though the unemployment remains relatively high, near the 10% level, it has been stable…and, as this has occurred we have seen Kenexa’s growth improve as our market position is both strong and we believe improving.

We continue to see a growing number of large, global organizations evaluating vendors based on the breadth of their offering, global footprint, domain expertise and ability to serve as a strategic partner to help customers implement best-practices.  We believe that Kenexa’s unique combination of strong technology, content and services positions Kenexa well to meet the sweet spot of where we see customer demand evolving.

These factors were the drivers to Kenexa having another strong quarter in the 3rd quarter relative to winning competitive engagements with large enterprises.  For example, with respect to our talent acquisition solution, we added AHold and Disney.  As it relates to our retention solutions, we won engagements with high profile customers such as Hershey, Neimann Marcus and TJ Maxx.  With our comprehensive RPO services offering, we added customers such as US Steel and Case New Holland.

Another new customer engagement that I would like to highlight that supports both the strength of our value proposition as well as our growing global presence, is our win with Saudi Aramaco.  This state-owned, national company is the largest oil corporation in the world.  They are a very large ERP customer of SAP, and they selected Kenexa’s 2x BrassRing solution to automate their talent acquisition business processes.  Our on-boarding solution was also selected to manage the numerous forms exchanged when managing the expatriate process.

Wins with customers such as these not only reinforce the strength of our solutions across our end-to-end suite, but they also provide a significant cross-sell opportunity from a long-term perspective.  We have a proven track record of growing our customer relationships over time, and our P-cubed metric, which measures the average annual revenue from our top 80 customers, was $1.2 million at the end of the third quarter, which is an increase compared to $1.1 million last quarter.

In total, we added over 40 preferred partner customer across the globe during the third quarter, and a majority of our new preferred partner relationships were for multiple elements of our end-to-end offering.  As discussed at our analyst day, we now see approximately 2/3 of our engagements being for multiple elements.

We had the opportunity to provide our customers with further updates related to the expanded capabilities of our solutions, as well as our product roadmap, at our World Conference in September.  The feedback that we are receiving from customers continues to be positive.

We already have our core talent acquisition solutions on our 2x platform, as well as our 2x Onboard solution that I just referenced in our win with the largest oil corporation in the world, and our first to market 2x Mobile solution that recently won an award for HR product of the year.  Over the next several months we will be launching our Kenexa 2x Perform solution, and in 2011 we are planning to bring out 2x Assess and 2x Analytics.

During the third quarter, we also significantly expanded our value proposition and long-term cross sale opportunity with the acquisition of Salary.com, the established leader in on-demand compensation management solutions.  Compensation management is one of the areas we have discussed in the past that Kenexa would likely acquire to enter the market.  It is a specialized solution category that requires a significant investment in both software development as well as domain expertise and content creation in order to be successful.

Salary.com’s market pricing and compensation analysis software helps customers benchmark, compensate and reward its employees.  It is an important solution when organizations are determining how to compensate new employees, in addition to setting compensation policies across all jobs on an ongoing basis.

Salary.com also provides users with access to a wealth of proprietary data sets that are a combination of North American market data, executive compensation filings, international market data through their survey offerings, and competency data. Not only are these data components a key competitive differentiator, they are also a significant barrier to entry.

There are a number of reasons that the acquisition of Salary.com is compelling for Kenexa and our shareholders:

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First, the market for compensation management solutions is a large industry that is highly synergistic with Kenexa’s existing product suite, and it is a market that is increasingly moving to automated tools and on-demand solution delivery.  This is similar to the evolution of other HR-related business processes.

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Second, Kenexa is adding best-in-class compensation management capabilities,to it’s product offerings while providing Salary.com customers with access to our broader suite of best-in-class talent acquisition and retention solutions.

•	Third, Salary.com and Kenexa have complementary business models, as both companies deliver a combination of software and proprietary content through a subscription-based, on-demand model.

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Fourth, we believe there is a significant opportunity to expand Salary.com’s adoption in large organizations and across the globe.  Over 90% of Salary.com’s revenue has been driven by the US markets, compared to Kenexa’s international revenue increasing to the mid-20% range.  In addition, Salary.com’s compensation management solutions have often been sold at the departmental level, and Kenexa is well positioned to bring their solutions higher up in our enterprise clients.

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Finally, as Don will review in more detail in a moment, we expect the transaction will have a positive impact on Kenexa’s non-GAAP operating results.  While Salary.com reported operating losses for much of their history, their compensation management business was profitable.  In addition, Salary.com had already taken steps to reduce their cost structure prior to their acquisition by Kenexa.  Since the time the acquisition closed, we have taken steps to eliminate redundancies and realize efficiencies between our respective organizations – and these actions are expected to reduce the cost structure associated with Salary.com’s operations by over $5 million.  In addition to the long-term growth opportunities associated with the acquisition, we expect the acquisition to be accretive in its first full year of contribution in 2011.

In summary, we continue to have a cautious stance on the economy near-term.  However, we are increasingly confident in Kenexa’s long-term market position.  We continue to win high profile customers, we are introducing new and enhanced products to the market place and we just expanded our value proposition with the leading on-demand compensation management solution.  We are seeing the payback on our increased investments in sales, marketing and R&D, and we will continue to pursue our investment strategy as we head into 2011 based on the growing momentum of our business and opportunity that we see to create a very large and profitable company over time.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the third quarter starting with the P&L. Total revenue for the third quarter was $50.8 million, above our guidance of $45 to $47 million and up 26% compared to last year’s third quarter.

Subscription revenue was $39.8 million, an increase of 20% compared to last year and 10% on a sequential basis; and it represented 78% of our third quarter total revenue. Our services and other revenue came in at $11.0 million, up 55% compared to last year and 26% sequentially; and representing the remaining 22% of our third quarter total revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective.

From a geographic perspective, our revenue mix of domestic versus international revenue was 72/28%, compared to 73%/27% last quarter. Positive foreign exchange rates contributed $800K to our Q3 revenue upside.

During the third quarter, overall renewal rates for our suite of solutions continued to improve and were over the 80% level.  We expect renewal rates to improve to the 90+% range from a long-term perspective as the business environment improves.

Turning to profitability, we'll be providing non-GAAP measures for each third quarter 2010 expense category which excludes $1.0 million of share based compensation charges associated with FAS123R, $777,000 of amortization of acquired intangibles and $945,000 of expenses associated with closing the Salary.com and CHPD acquisitions.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 65% compared to 68% in the year ago period and 67% last quarter, with the primary driver to the difference being the higher mix of “other revenue” during the third quarter – 22% compared to 20% last quarter and 18% in the year ago period.

From an operating expense perspective, non-GAAP operating expenses of $28.6 million were up about $2.6 million on a sequential basis and up from $22.9 million in the year ago quarter.  The sequential increase in operating expenses was driven by a few factors – first, we had higher selling costs during the quarter, due in large part to our World Conference; second, we had increased investments in R&D; and finally, the third quarter included operating costs relative to the CHPD acquisition.

This led to non-GAAP income from operations of $4.2 million, above our guidance of $3.4 to $3.6 million and representing an 8% non-GAAP operating margin.  Non-GAAP EPS was $0.16 for the third quarter of 2010, with one cent attributable to a lower-than-expected tax rate and two cents due to operating performance.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $18.0 million, sales and marketing, $11.6 million, R&D, $3.3 million, and G&A, $12.1 million. For the third quarter, GAAP income from operations is $1.5 million. Net income allocable to common shareholders is $150,000 resulting in $0.01 GAAP net income per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa has cash, cash equivalents, and investments of $90.4 million at September 30, 2010, an increase from $65.5 million at the end of the prior quarter.  The primary driver to the increase in cash was $25 million that was drawn against our line of credit at the end of the quarter in anticipation of closing the Salary.com acquisition.  Cash from operations was $6.6 million during the third quarter.

If we were to look at our cash and debt position on a pro forma basis assuming the Salary.com acquisition had closed at the end of our September quarter, we would have a cash balance of approximately $10.0 million and debt of $25 million.  We also currently have $35 million of available capacity against our credit line, which provides the company with additional financial flexibility.

Accounts receivable DSO were 62 days at the end of the quarter, consistent with 62 days at the end of last quarter and within our normal range of quarterly fluctuation.  And our deferred revenue at the end of the quarter was $58.7 million, up $900,000 from the end of the second quarter and up 33% from the end of the third quarter of 2009.

I'd now like to turn to guidance, starting with the fourth quarter.  We are targeting non-GAAP revenue in the range of $58 million to $60 million, which assumes that compensation analyst and other compensation tools contributes approximately $8 million to $9 million on a non-GAAP basis.  It’s important to note that the core assets of Salary.com that drove our decision to acquire the company are expected to generate a non-GAAP revenue run rate of approximately $8 million.  There is also revenue potential of as much as $1 million per quarter that will contribute from a near-term perspective, but which we expect will wind down over the next couple of quarters.  In addition, Salary.com’s contribution to Kenexa’s GAAP revenue will be lower than the $8 million to $9 million range due to the purchase accounting write down of their revenue.  We do not have a precise range, but it will likely be at least several million dollars.

We are targeting fourth quarter non-GAAP operating income of $6.0 million to $6.9 million.  Assuming a 20% effective tax rate for reporting purposes and 23.6 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.19 to $0.22 for the fourth quarter.

We are raising our full year 2010 guidance to reflect the upside of our third quarter results, increased view for core Kenexa finishing the year, as well as the expected contribution from Salary.com during the fourth quarter.  We now expect our full year non-GAAP revenue to be in the range of $193 million to $195 million.

We expect non-GAAP operating income in the range of $16.3 to $17.2.  Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.5 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.55 to $0.59 for the full year 2010.

We typically provide guidance for the next year on our fourth quarter call, however, given we closed the Salary.com acquisition at the beginning of the fourth quarter, we wanted to provide our initial views for 2011 at this time.  We expect total non-GAAP revenue to be $235 million to $245 million.  This assumes a core Kenexa growth rate of approximately  10% or better, combined with a contribution in the low-to-mid $30 million range from Salary.com.

We are not going to provide quarterly guidance for 2011 at this time, but to help analysts in building their models it is worth pointing out that our 4Q10 to 1Q11 revenue compare will be influenced by two factors – first, as I just mentioned a moment ago, there is potential for a portion of Salary.com’s revenue run rate to decline in the first quarter due primarily to the completion of consulting programs that Kenexa will not be focused on moving forward; second, there are multiple sources within our “other revenue” and there is potential for the sum of the parts to be down sequentially in the first quarter due to the timing of consulting projects starting and stopping.  In addition, from a profitability perspective, please remember that operating expenses typically increase at the beginning of the year from a seasonality perspective.

Our initial view is that full year 2011 non-GAAP operating income will be $19 million to $27 million, which represents a non-GAAP operating margin of approximately 8% to 11%.  This would represent slight improvement from the roughly 8.5% margin in 2010, and reflects the fact that we are continuing to invest for growth - which we believe is appropriate at this stage of the market rebound and share focus.  Our guidance also assumes legal expenses will continue to depress our non-GAAP operating margin by approximately 200 basis points in 2011.

Assuming approximately $1.5 million in interest expense related to the debt raised for the Salary.com acquisition, an effective tax rate for reporting purposes of approximately 20% and approximately 24 million shares outstanding, non-GAAP net income per diluted share is expected to be in the range of $0.58 to $0.85.

In summary, we are pleased with the company’s operational and financial performance in the third quarter, and we expect to finish the year with solid momentum.  We believe Kenexa is well positioned to continue building on its growth track record in 2011 – which is reflected in our initial views just shared.  Moreover, while we will continue to invest from a near-term perspective, we remain confident in the company’s ability to scale margins back toward our long-term target operating model over time and as we have done in the past.

We'd now like to turn it over to the Operator to begin the Q&A session.